LAW OFFICES OF
                           ERIC B. LITTMAN, P.A.
                          7695 S.W. 104TH STREET
                           OFFICES AT PINECREST
                                SUITE 210
                           MIAMI, FLORIDA 33156

MARK J. BRYN                                         TELEPHONE: (305) 663-3333
                                                     FACSIMILE: (305) 668-0003
                                June 5, 1999
                                                     E-MAIL:  ELITTMAN@AOL.COM


Board of Directors
FUTURE PROJECTS II, CORP.
7695 S.W. 104th Street
Suite 210
Miami, FL 33156


Re: Tradeability of the Outstanding Shares of Common Stock of FUTURE PROJECTS II, CORP.

Gentlemen:

You have requested an opinion as to whether or not a public trading market may be established in the issued and outstanding shares of common stock (the "Shares") of FUTURE PROJECTS II, CORP. , a Florida corporation (the "Company") and whether the Shares may be traded and/or transferred without violation of the Securities Act of 1933, as amended (the "Act"). In providing this opinion, the following factors have been considered and examined:

     1. The present corporate status of the Company and the legal validity and effect of prior actions of the Company's
Board of Directors and shareholders.

     2. The present status and validity of the Company's authorized, issued and outstanding Shares, including a review of the original share certificates of the Company.

     3. The Tradeability of the Company's Shares in interstate commerce under the Act pursuant to the rules and regulations promulgated thereunder.

     4. The Company's minute book and corporate records, including the original stock certificates as issued by the Company.

     5. Affidavit from Eric P. Littman, president and sole director of the Company.

     In rendering this opinion, we have reviewed certain documents, information and relied upon representations provided to us by the Company and its management. In reliance upon our review of the documents, information and the Company's representations, the following facts are set forth:


         Exhibit 5 - Pg. 1


Board of Directors
FUTURE PROJECTS II, CORP.
June 5, 1999
Page 2


     1. The Company was incorporated under the laws of the state of Florida on June 3,1997. The Company currently has authorized capitalization of 50,000,000 shares of common stock, par value $.001. As of the date of this opinion, 5,000,000 shares of common stock are issued and outstanding.

     2. 4,967,000 Shares are currently held by Jayne Littman, who is, considered under the Act, an affiliate of the Company.

     3. 33,000 shares, are held by 33 unaffiliated shareholders. As evidenced by the original certificates and corporate minutes, these shares were gifted to these individuals on June 4,1997.

     Section 5 of the Act prohibits the sale of any security unless "a Registration Statement is in effect." Section 4 of the Act provides several transactional exemptions to the registration requirements of Section 5, as do certain rules and regulations promulgated under the Act. Rule 144 under the Act provides guidelines for the sale of securities by affiliates or controlling persons of the issuer, and the sale of restricted securities by non affiliated or control persons.

     Based upon the foregoing, it is the opinion of the undersigned that the 33,000 Shares held by the unaffiliated shareholders are freely tradable under the Act. The remaining 4,967,000 Shares are restricted and may not be freely traded. In rendering this opinion, we have relied upon the representations of management set forth herein as to their truth and accuracy, but for which we do not assume the responsibility.

Very truly yours,

/s/Eric P. Littman

Eric P. Littman


         Exhibit 5 - Pg. 2